Exhibit 10.2

2006 ANNUAL INCENTIVE PLAN

A.            Participating Employees

This 2006 annual incentive plan (the “2006 AIP”) shall apply for all employees (each, a “Participating Employee”) of TNS, Inc. (the “Corporation”) and its subsidiaries other than Excluded Employees.

For purposes of this 2006 AIP, an “Excluded Employee” means an employee of TNS, Inc. or any of its subsidiaries with an annual bonus level less than or equal to 17.5%.

For purposes of this 2006 AIP, an “Executive” means each of the following individuals:

1. John J. McDonnell, Jr.	Chairman and Chief Executive Officer

2. Brian J. Bates	President and Chief Operating Officer

3. Henry H. Graham, Jr.	Executive Vice President, Chief Financial Officer and Treasurer

4. Raymond Low	President, International Services Division (Transaction Network Services (UK) Limited)

5. John J. McDonnell III	Executive Vice President and Chief Strategy Officer

6. Matthew M. Mudd	Executive Vice President and Chief Development Officer

7. Michael Q. Keegan	Executive Vice President, General Counsel and Secretary

8. Edward C. O’Brien	Executive Vice President and Controller

B.            2006 AIP Award Determination

The 2006 annual incentive cash bonus payable to a Participating Employee (the “2006 AIP Award”) shall be determined based upon the attainment of gross revenue and EBITDA(1) targets, as set forth below, by the Corporation during fiscal year 2006 (“Target 2006 Gross Revenue” and “Target 2006 EBITDA,” respectively), with the amount calibrated based on over- or under-achievement of these targets to between 0% and 100% for all Participating Employees (other than the Executives) and to between 0% and 200% for all Executives.

1.                                      2006 Revenue and EBITDA Targets

With respect to John J. McDonnell, Jr., Henry H. Graham, Jr., John J. McDonnell III, Matthew M. Mudd, Michael Q. Keegan, Edward C. O’Brien and any other Participating Employees determined by the Corporation’s Chairman and the Corporation’s Chief Financial Officer to contribute to the consolidated operations of TNS, Inc. and its subsidiaries, the Target 2006 Gross Revenue and Target 2006 EBITDA shall be set by the Board of Directors in accordance with the Corporation’s 2006 fiscal year budget approved by the Board of Directors.  Attainment of these targets shall be determined based on the consolidated 2006 operating results of TNS, Inc. and its subsidiaries.

With respect to Brian Bates (the Corporation’s Chief Operating Officer) and any other Participating Employees determined by the Corporation’s Chief Executive Officer and the Corporation’s Chief Financial Officer to contribute primarily to the operations of TNS, Inc. and its subsidiaries (“Domestic Subsidiaries”) domiciled in the United States and Canada (with Mr. Bates, the “Domestic Participating Employees”), the Target 2006 Gross Revenue and Target 2006 EBITDA shall be as set by the Board of Directors in accordance with the Corporation’s 2006 fiscal year budget approved by the Board of Directors.  Attainment of these targets shall be determined based on the 2006 operating results of TNS, Inc. and its Domestic Subsidiaries.

With respect to Mr. Low (President of the Corporation’s International Services Division) and any other Participating Employees determined by the Corporation’s Chief Executive Officer and the Corporation’s Chief Financial Officer to contribute primarily to the operations of all subsidiaries (the “International Subsidiaries”) of TNS, Inc. other than the Domestic Subsidiaries, the Target 2006 Gross Revenue and Target 2006 EBITDA shall be as set by the Board of Directors in accordance with the Corporation’s 2006 fiscal year budget approved by the Board of Directors.  Attainment of these targets shall be determined based on the 2006 operating performance of the International Subsidiaries.

(1)             EBITDA shall be determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense.

With respect to any Participating Employees determined by the Corporation’s Chief Executive Officer and the Corporation’s Chief Financial Officer to primarily contribute to the operations of a particular international subsidiary or a group of international subsidiaries, the Target 2006 Gross Revenue and Target 2006 EBITDA shall be as set by the Board of Directors for the particular country or region in accordance with the Corporation’s 2006 fiscal year budget approved by the Board of Directors.  Attainment of these targets shall be determined based on the 2006 operating performance of the respective international country or region.

The 2006 Gross Revenue and 2006 EBITDA Targets shall be adjusted by the Compensation Committee of the Board of Directors to reflect acquisitions and dispositions of businesses and assets by the Corporation to the extent not reflected in the Corporation’s 2006 fiscal year budget approved by the Board of Directors.

2.             Determination of 2006 AIP Awards

For each Participating Employee, the “Target 2006 AIP Award” shall be (i) the Participating Employee’s annual base salary in effect on December 31, 2006 multiplied by (ii) the “annual bonus percentage” in effect on such date for the employee.  The “annual bonus percentage” for an employee shall be either (i) the annual bonus percentage set forth in the employee’s employment agreement or (ii) to the extent an employment agreement is not in effect for the employee, the annual bonus percentage then in effect for employees having the same title as the respective employee.

For each Participating Employee (other than the Executives), subject to Section C of this AIP, the amount of the 2006 AIP Award shall be:

(i)                                     50% of the respective Target 2006 AIP Award multiplied by the appropriate percentage set forth in the table contained in Section B(3) below that represents the percentage of the Target 2006 Gross Revenue attained during the Corporation’s 2006 fiscal year, plus

(ii)                                  50% of the respective Target 2006 AIP Award multiplied by the appropriate percentage set forth in the table contained in Section B(3) below that represents the percentage of the Target 2006 EBITDA attained during the Corporation’s 2006 fiscal year.

For each Executive, subject to Section C of this AIP, the amount of the 2006 AIP Award shall be:

(x)                                   50% of the respective Target 2006 AIP Award multiplied by the appropriate percentage set forth in the table contained in Section B(4) below that represents the percentage of the Target 2006 Gross Revenue attained during the Corporation’s 2006 fiscal year, plus

(y)                                 50% of the respective Target 2006 AIP Award multiplied by the appropriate percentage set forth in the table contained in Section B(4) below that represents the percentage of the Target 2006 EBITDA attained during the Corporation’s 2006 fiscal year.

3.    Vesting Percentages for Participating Employees (Other than Executives)

Percentage of Target Attained	Percentage of Target Award Earned
100% [TARGET AND MAXIMUM]	100%
99%	90%
98%	80%
97%	70%
96%	60%
95%	50%
94%	40%
93%	30%
92%	20%
91% [THRESHOLD]	10%
90% and below	0%

4.    Vesting Percentages for Executives

Percentage of Target Attained	Percentage of Target Award Earned
110% and above[MAXIMUM]	200%
109%	190%
108%	180%
107%	170%
106%	160%
105%	150%
104%	140%
103%	130%
102%	120%
101%	110%
100% [TARGET]	100%
99%	90%
98%	80%

97%	70%
96%	60%
95%	50%
94%	40%
93%	30%
92%	20%
91% [THRESHOLD]	10%
90% and below	0%

C.            Conditions

With respect to employees of certain of the Corporation’s International Subsidiaries, the Board of Directors acknowledges that the 2006 AIP may contradict contractual provisions currently in place with certain international employees.  To the extent this is determined to be the case, the terms of the respective contract shall govern (not the terms of the 2006 AIP).

For all Participating Employees (other than the Executives), it has been the Corporation’s practice that a certain portion of the employee’s annual incentive plan award be tied directly to the employee’s performance.  To the extent it is determined that a 2006 AIP Award is due to a Participating Employee based on the criteria set forth herein, the employee’s manager shall continue to have the ability to determine whether the employee’s 2006 AIP Award shall be reduced for failure on the part of the employee to meet personal objectives set for the employee during the year; provided, however, that the portion of the employee’s 2006 AIP Award attributable solely to the Corporation’s performance in 2006 may not be reduced by the manager without approval of the Compensation Committee of the Board of Directors.  For purposes of example only, under the Corporation’s current annual incentive plan guidelines, 50% of any performance award due to a Director of Transaction Network Services, Inc. is tied to personal performance and 50% of the award is tied to corporate performance.  Accordingly, if such Director is due a $10,000 2006 AIP Award hereunder, the payment of $5,000 of such award shall be subject to the discretion of the Director’s manager based on the achievement by the Employee of personal objectives for 2006.

To the extent that no 2006 AIP Award is due hereunder for a Participating Employee, the Corporation shall not pay an annual incentive bonus or other similar payment to the employee without the approval of the Compensation Committee of the Board of Directors.

No 2006 AIP Award shall be paid to a Participating Employee to the extent that payment of the award would result in the Corporation failing to attain the respective Target 2006 EBITDA.  For purposes of example only, assuming that (x) the Target 2006 Gross Revenue and the Target 2006 EBITDA for Domestic Participating Employees are $40 million and $15 million, respectively, (y) the actual 2006 gross revenues and EBITDA (exclusive of any bonus accrual) for the Corporation and the Domestic Subsidiaries are

$42 million and $16 million, respectively, and (z) the aggregate bonus pool due and payable hereunder to Domestic Participating Employees in respect of such operating results is $1.5 million, then the bonus pool shall be reduced by $500,000 (from $1.5 million to $1 million) as payment of the entire $1.5 million bonus would cause actual 2006 EBITDA to be less than Target 2006 EBITDA by $500,000.

For Executives, when calculating any amount due for performance above the Target 2006 Gross Revenue and EBITDA levels, the calculation shall be made after giving effect to the payment of annual incentive bonuses to all Participating Employees in respect of performance up to such Target levels.  For purposes of example only, if (i) Target 2006 Gross Revenue and Target 2006 EBITDA for Domestic Participating Employees are $40 million and $15 million, respectively, (y) actual 2006 Gross Revenue and EBITDA (exclusive of any bonus accrual) for the Corporation and the Domestic Subsidiaries are $45 million and $19 million, respectively, and (z) the aggregate bonus pool due and payable hereunder to Domestic Participating Employees in respect of such operating results (i.e., for attaining Target 2006 Gross Revenue and EBITDA) is $3.0 million (the “2006 Target Level Bonus Pool), then the bonus pool available for achievement in excess of the 2006 Target Levels shall be $1 million (i.e., the amount actual 2006 EBITDA ($19 million - $3 million) exceeds 2006 Target EBITDA ($15 million)).  After giving effect to the payment of the 2006 Target Level Bonus Pool, the bonus due and payable to an Executive (who is being measured on the operating results of the Corporation and its Domestic Subsidiaries) for performance in excess of Target 2006 EBITDA and Target 2006 Gross Revenue levels would be:

(i)                                     in respect of actual 2006 Gross Revenue for the Corporation and its Domestic Subsidiaries, (1) 50% of the respective Target 2006 AIP Award for the Executive multiplied by 200% (as actual 2006 Gross Revenue was 112.5% of Target 2006 Gross Revenue (i.e., $45 million/$40 million)) less (2) 50% of the respective Target 2006 AIP Award for the Executive multiplied by 100% (representing the portion of the 2006 Target Level Bonus Pool due to the Executive in respect of attainment of Target 2006 Gross Revenue); plus

(ii)                                  in respect of 2006 EBITDA for the Corporation and its Domestic Subsidiaries, (1) 50% of the respective Target 2006 AIP Award for the Executive multiplied by 160% (as actual 2006 EBITDA (after payment of the 2006 Target Level Bonus Pool) was 106% of Target 2006 EBITDA (i.e., $16 million/$15 million)) less (2) 50% of the respective Target 2006 AIP Award for the Executive multiplied by 100% (representing the portion of the 2006 Target Level Bonus Pool due to the Executive for attainment of Target 2006 EBITDA).

To be eligible for a 2006 AIP Award, the individual must be an employee of the Corporation or one of its subsidiaries on the date the 2006 AIP Award is paid to Participating Employees.

D.            Timing and Payment

The Compensation Committee of the Board of Directors shall make a determination as to the 2006 AIP Award, if any, payable to each Participating Employee within the 60-day period immediately following December 31, 2006, and the Corporation shall pay any 2006 AIP Award within 75 days following December 31, 2006.